Exhibit 10.2

ARQULE, INC. AMENDED AND RESTATED 1994 EQUITY INCENTIVE PLAN

FORM OF STOCK UNIT AGREEMENT

This Stock Unit Agreement (this “Agreement”), dated as of             , 20     (“Grant Date”) is made by and between ArQule, Inc., a Delaware Corporation (the “Company”), and                                                                (“Participant”).

1.             Operative Documents.

As stated herein, terms of this Agreement may be subject to, make reference to, or incorporate, certain provisions of the following documents (collectively, the “Operative Documents”):

(a)       ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan (the “Plan”);

(b)       [additional documents will be added, as necessary]

Capitalized terms used herein without definition shall have the respective meanings given to them in, as the case may be, the relevant Operative Document.

2.             Grant of Stock Units.

The Company hereby awards to Participant a maximum of                                        Stock Units. The award of the Stock Units is made pursuant and subject to the terms and conditions of the Plan, and nothing herein shall be deemed to supersede such terms and conditions.  Upon execution of this Agreement, the Company shall cause the Stock Units to be recorded in a separate account maintained on the books of the Company.  The term “Stock Units” shall include any additional units issued to the Participant on account of the Stock Units awarded hereunder by reason of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like).  Each Stock Unit shall, upon vesting, entitle the Participant to receipt of one share of the Company’s Common Stock as referred to in the Plan.

3.             Vesting Schedule; Forfeiture.

(a)       The interest of Participant in the Stock Units shall vest as set forth below:

(b)       If Participant ceases to be an employee of the Company for any reason, all Stock Units that have not yet vested shall be forfeited upon such termination of employment and Participant shall thereafter have no further rights or interest in such Stock Units.

4.             Restrictions.

Unless permitted under the terms of the Plan, Stock Units granted hereunder may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process.

5.             Taxes.

Participant shall be liable for any and all taxes, including any withholding tax obligation arising out of the vesting of Stock Units hereunder.  Participant may elect to satisfy such withholding tax obligation by having the Company retain shares of Common Stock underlying vested Stock Units having a fair market value equal to the Company’s minimum withholding obligation.

6.             Miscellaneous.

(a)           Unless and until the Stock Units awarded hereunder have vested, the Participant will have no right of a shareholder with respect to the shares of Common Stock underlying the Stock Units including no right to vote or to receive any dividends paid with respect to such shares of Common Stock.

(b)           The parties agree to execute such further instruments and to take such actions as may reasonably be necessary to carry out the intent of this Agreement.

(c)           Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Participant at his address then on file with the Company.

(d)           Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Participant any right to remain in the employ of the Company.

(e)           This Agreement and the Amendment constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Grant Date set forth above.

ARQULE, INC.

By:
Name:
Title:

[Participant]